Skinny Nutritional Corp. Reports Third Quarter 2011 Financial Results

Company Increases Chain Authorizations, Expects to Increase Future Sales as a Result

BALA CYNWYD, PA. - November 22, 2011 – Skinny Nutritional Corp. (OTCBB: SKNY), the maker of Skinny Water® and a leader in the zero-calorie enhanced water category, today announced its third quarter 2011 financial results for the period ending September 30, 2011.

The company announced net revenues of approximately $1.5 million for the three months ending September 30, 2011, compared to approximately $1.9 million for the same period ending September 30, 2010. The Company sold 187,000 cases of Skinny Water® for the three month period ending September 30, 2011, compared to 258,000 cases for the same period in 2010 (1 case = twelve 16 ounce bottles). This decrease reflects a decrease in product sales as a result of the need for additional capital to fund inventory purchases and meet customer demand during the third quarter 2011.  During 2011, the Company has raised $3.1 million net of offering costs, for these working capital requirements and to fund increased inventory and additional chain authorizations.

Losses from operations improved to $1.9 million for the three months ended September 30, 2011, inclusive of non-cash expenses of $1.1 million, as compared to a loss of $2.1 million, inclusive of non-cash expenses of $719,000 for the three months ended September 30, 2010.  Net loss for the third quarter of 2011 was $2.5 million compared to $2.2 million in the same period of 2010, primarily attributable to $1.7 million in total non-cash expenses in the third quarter of 2011.

“We are pleased to announce our third quarter 2011 financial results,” said Michael Salaman, Skinny Nutritional Corp.’s CEO.  “Although sales were constrained by available working capital this quarter, we believe the demand for Skinny Water products in retail channels is increasing as evidenced by increased signings of distributors and big box retail chains.  We completed distribution agreements that now allow us to deliver to a number of chain accounts in the high growth region of Southern California. New chains that the company shipped to include Meijers, CVS and Albertson's, along with new distributors across Southern California and the Midwest such as Trent Beverages, Classic Distributing and Beverage Group, John Lenore and Company and Straub Distributing Co.  With this uptick in account authorization activity with retailers, our management believes that Skinny Water products have been authorized for sale with retail accounts which aggregate approximately 17,000 chain stores and in numerous independent stores around the country, a sizable footprint that we expect to expand even further over the next several weeks and months.”

Gross profit remained at 25% of sales for the third quarter of 2011 which was approximately $365,000 for the three months ended September 30, 2011 as compared to approximately $467,000 for the three months ended September 30, 2010.

Marketing and advertising was $1.4 million for the three months ended September 30, 2011 as compared to $1.2 million for the three months ended September 30, 2010, reflecting the Company’s efforts to effectively establish the Skinny brand with retailers and distributors and for general brand promotion to introduce the retail marketplace on a national level. This overall marketing expense increase includes non-cash expense of $697,000 in 2011 as compared to $9,000 in 2010 for marketing consultants in addition to expenses consisting of in-store advertising and sampling events, regional sales staff and sampling teams for each of our territories.

Third Quarter 2011 Highlights and Subsequent Events

•           Expanded distribution with Anheuser-Busch Distributor, Straub Distributing Co.
•           Strengthened Southern California distribution with Trent Beverages agreement.
•           Signed agreement with LA-Based Classic Distributing & Beverage Group.
•           Expanded to Albertsons locations throughout Southern California and Nevada.
•           Strengthened Midwest presence with the addition of Meijer store locations.
•           Featured Skinny Water® on the National CBS Early Show.

Mr. Salaman concluded, “The buzz word 'Skinny' has been popping up more frequently in the media, including being showcased on the National CBS Early Show in early November, in which Skinny Water® was featured.  Skinny Nutritional Corp. has leveraged the popularity of its brand and is committed to growing our brand portfolio to provide a variety of beverages and snacks under the Skinny trademark. We own an assortment of Skinny trademarks that include SkinnyTinis, Skinny Tea and Skinny Snacks.  Needless to say we are very excited about our future developments and believe these marketing efforts will provide a major platform for growth going forward.”

Throughout Skinny Nutritional Corp.’s 2011 expansion initiatives, the Skinny Water® lineup featured eight great-tasting flavors, including Acai Grape Blueberry (Hi-Energy), Raspberry Pomegranate (Crave Control), Orange Cranberry Tangerine (Wake Up) and Lemonade Passionfruit (Total-V) and as part of its ‘Sport’ line: Blue Raspberry (Fit), Pink Berry Citrus (Power), Goji Black Cherry (Shape) and Kiwi Lime (Active). Every bottle of Skinny Water® has key electrolytes, antioxidants, and vitamins and has zero calories, sugar, and sodium, and no preservatives, with all natural colors and flavors.

About Skinny Nutritional Corp.

Headquartered in Bala Cynwyd, Pa., Skinny Nutritional Corp. is the creator of Skinny Water®, a zero-calorie, zero-sugar, zero-sodium and zero-preservative enhanced water with key electrolytes, antioxidants, and vitamins. Skinny Water comes in eight great-tasting flavors that include Acai Grape Blueberry, Raspberry Pomegranate, Lemonade Passionfruit and Orange Cranberry Tangerine and as part of its ‘Sport’ line: Blue Raspberry, Pink  Citrus Berry, Goji Black Cherry and Kiwi Lime. Skinny Nutritional Corp. also expects to launch additional branded products, including Skinny Smoothies®, and other Skinny branded beverages. For more information, visit www.skinnywater.com and www.facebook.com/skinnywater.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements, which are other than statements of historical facts. When used in this release, the words "believe," "anticipate," "think," "intend," "plan," "will be," "expect," and similar expressions identify such forward-looking statements. These statements are subject to uncertainties and risks including, but not limited to, risks set forth in documents filed by the Company from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by, or on behalf of, the Company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Company Contact:

Skinny Nutritional Corp.
Don McDonald, CFO
3 Bala Plaza East, Ste. 101
Bala Cynwyd, PA 19004
610-784-2000 ext. 103
don@skinnyco.com

Financial Communications:

Trilogy Capital Partners, Inc.
Darren Minton, President
Toll-free: 800-592-6067
info@trilogy-capital.com